Exhibit 99.1

November 4, 2009

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

•	Consolidated revenue of $150.8 million
•	Adjusted EBITDA of $50.3 million
•	Net income of $4.3 million or $0.08 per diluted share

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported third quarter 2009 revenues of $150.8 million as compared to revenues of $151.7 million in the third quarter of 2008. Third quarter 2009 earnings before interest, taxes, depreciation, amortization and adjusted for share-based compensation and non-cash contribution (adjusted EBITDA) totaled $50.3 million. Adjusted EBITDA increased $2.5 million or 5.3 percent from the third quarter of 2008.

GCI’s third quarter 2009 net income totaled $4.3 million or earnings per diluted share of $0.08 and compares to net income of $0.3 million, or earnings per diluted share of $0.00 for the same period of 2008.

Third quarter 2009 revenues increased $2.0 million over total revenues of $148.8 million in the second quarter of 2009. Second quarter revenues included an accrual of approximately $2.4 million of Competitive Eligible Telecommunications Carrier (CETC) revenues that were attributable to prior quarters. Adjusted EBITDA decreased $0.9 million, or 1.9 percent from adjusted EBITDA of $51.2 million also in the second quarter of 2009. Second quarter EBITDA was favorably affected by the previously mentioned accrual of CETC revenues attributable to prior quarters.

 “GCI turned in another strong quarter with good financial results driven by solid customer metrics,” said GCI president Ron Duncan. ”Led by increases of 7,400 wireless and 3,200 new cable modem subscribers, consumer customer counts were up in all categories year-over-year and in three out of four categories on a sequential basis. These customer metrics are the leading indicators of our financial performance and they continue to grow across the board as our customers voraciously purchase GCI products.”

“After the quarter’s end we sold $425 million in 8 5/8 percent senior unsecured notes to refinance our bank debt. Following the closing of the transaction this week we have approximately $40 million in cash and only $2.8 million in letters of credit commitments against our existing and pending new $75 million line of credit. This transaction essentially bullet proofs our balance sheet, giving us protection from refinancing risk and further unexpected changes in the financial markets. It increases the company’s financial flexibility and fully funds our business plans for the foreseeable future. We can now focus on executing our business plan and growing value for our shareholders.”

“The Alaska economy largely continues to resist the recessionary impacts from the global recession. Jobs in Alaska, measured on a year-over-year basis, were down for the last five months, yet the job loss at the end of September totaled just 2,000, on a statewide employment base in excess of 330,000. Certain segments of the Alaska economy--like tourism--are feeling a material adverse impact but on the whole declines are being offset by growth in other areas. Alaska labor data may be lagging real time trends to some extent, however the data suggest the slight downward trend is not accelerating. While we continue to see slowing revenue growth in certain segments of our business we are encouraged by our positive customer trends. While we now don’t expect to meet our original goal of $200 million in EBITDA for 2009, we won’t miss it by much and for the second quarter in a row we are operating at an annualized run rate in excess of $200 million.”

Highlights
•	GCI added 7,400 consumer and commercial wireless subscribers in the third quarter of 2009. Wireless subscribers totaled 120,000 at the end of the quarter.

•
Consumer revenues totaled $75.0 million, an increase of 12.8 percent over the third quarter of 2008 and an increase of 2.2 percent over the second quarter of 2009. The year-over-year increases in revenues were in all product lines.

•
Consumer, network access, commercial and regulated operations access lines totaled 143,000 at the end of the third quarter of 2009, representing an estimated 34 percent share of the total access line market in Alaska. Access lines increased by 1,100 lines over the second quarter of 2009.

•
GCI has provisioned 104,400 access lines representing 73 percent of its total access lines on its own facilities at the end of the third quarter of 2009, an increase of 2,800 lines over the second quarter of 2009 and an increase of 8,100 lines when compared to the end of the third quarter of the prior year. The company had provisioned 96,300 access lines on its own facilities at the end of the third quarter of 2008.

•
GCI had 108,500 consumer and commercial cable modem access customers at the end of the third quarter of 2009, an increase of 3,200 over the 105,300 cable modem customers at the end of the second quarter 2009. Average monthly revenue per cable modem totaled $43.42 for the third quarter of 2009 as compared to $39.23 in the prior year, an increase of 10.7 percent and is up 2.9 percent over $42.19 for the second quarter of 2009. The increase in average monthly revenues arises primarily from customers upgrading to plans with increased levels of service.

•	GCI had 149,300 basic video subscribers at the end of the third quarter of 2009, an increase of 1,100 over the third quarter of 2008 and a decrease of 2,400 from the second quarter of 2009.

•
GCI closed a $425 million, 8 5/8 percent, senior unsecured notes offering. The proceeds from the over subscribed offering were used to retire all outstanding amounts under an existing senior secured credit facility and the remainder will be used for general corporate purposes.

Consumer
Consumer revenues increased 12.8 percent to $75.0 million as compared to $66.5 million in the third quarter of 2008 and increased 2.2 percent over the second quarter of 2009. The year-over-year increases in revenue were across all product lines

Consumer voice revenues were up 7.8 percent over the prior year and down 3.9 percent from the second quarter of 2009. Consumer local access lines in service for the third quarter were up 3,500 lines over the third quarter of 2008. Access lines in the third quarter increased by 1,500 compared to the second quarter of 2009.

GCI serves 72,700 consumer access lines on its own facilities, an increase of 2,400 lines over the second quarter of 2009. More than 88 percent of consumer access lines are completely provisioned on GCI owned facilities.

Consumer video revenues increased 5.2 percent over the prior year and increased 1.8 percent from the second quarter of 2009. The increase in revenue is due in part to an increase in subscribers purchasing higher tier services including high definition or digital service and renting high definition/digital video recorders. Consumer video subscribers totaled 129,600 at the end of the third quarter of 2009.

Consumer data revenues increased 18.4 percent over the prior year and 4.6 percent over the second quarter of 2009. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue per modem subscriber. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service. GCI added

5,800 consumer cable modem customers over the prior year and cable modem customer counts increased by 3,000 on a sequential basis over the second quarter of 2009.

Consumer wireless revenues increased to $22.2 million, an increase of 23.9 percent over the third quarter of 2008. The increase in wireless revenues is primarily due to an increase in wireless subscribers. Consumer has added 28,700 wireless lines in service from the end of the third quarter a year ago, an increase of 35.3 percent. Consumer wireless revenues increased $3.5 million sequentially over the second quarter of 2009 not including the accrual of $2.4 million in CETC revenues in the second quarter that were attributable to prior quarters. Consumer added 6,300 wireless customers as compared to the end of the second quarter of 2009.

Network Access
Network access revenues decreased 22.0 percent to $30.3 million as compared to $38.8 million in the third quarter of 2008 and decreased 2.8 percent from the second quarter of 2009.

Voice revenues, as expected, decreased 38.0 percent from the prior year and 9.3 percent from the second quarter of 2009. The decrease in voice revenues and corresponding minutes as compared to the prior year is primarily due to the migration of AT&T Mobility traffic from our network. Minutes for the third quarter of 2009 increased 4.2 percent over the second quarter of 2009.

Data revenues for the third quarter of 2009 were down 18.0 percent compared to the third quarter 2008 and decreased 7.4 percent from the second quarter of 2009. The decrease in data revenues from the prior year is primarily attributable to a customer’s conversion from leased to purchased capacity on GCI’s fiber systems. The fiber purchase occurred in the prior year. The sequential decrease is mostly attributable to rate compression.

Wireless revenues, primarily related to roaming traffic, increased $2.2 million over the prior year and increased $1.6 million sequentially.

Commercial
Commercial revenues decreased $2.4 million to $27.8 million as compared to $30.2 million in the third quarter of 2008 and increased $0.9 million over $26.9 million in the second quarter of 2009. The decrease in commercial revenues was primarily due to a decrease in the time and materials category of commercial data services as oil field operators and global outsource customers reduced spending. Commercial video revenues were also down year over year coming off the elections of the prior year. Sequential commercial revenue increases are due to growth in wireless and the return of a portion of the time and materials revenues in the data segment.

Voice revenues increased 1.2 percent over the prior year primarily due to an increase in local service access lines. Long distance minutes decreased 8.3 percent from the prior year and 3.7 percent from the second quarter of 2009. Commercial local access lines increased by 1,100 over the third quarter of 2008 and were stable sequentially.

Commercial video revenues were down $0.7 million from the prior year, as expected, due to the previous years advertising revenues from the November 2008 election as well as the Olympics.

Commercial data service revenues – including time and materials charges - totaled $15.8 million in the third quarter of 2009, down $2.3 million from the third quarter of 2008 and up $0.4 million from the second quarter of 2009. The decrease in data revenues from the prior year is primarily attributable to reduced time and materials revenues. Time and materials revenues are down primarily due to decreased activity in the state’s oil sector.

Wireless revenues totaled $2.0 million for the third quarter, an increase of 37.8 percent over the prior year and an increase of 24.7 percent over the second quarter of 2009. GCI had 10,100 commercial wireless subscribers at the end of the third quarter, an increase of 1,200 subscribers over the second quarter of 2009.

Managed Broadband
              Managed broadband revenues totaled $11.7 million in the third quarter of 2009, an increase of 13.8 percent over $10.3 million in the third quarter of 2008. Revenue for the third quarter was up 6.5 percent over the $11.0 million reported in the second quarter of 2009.

Regulated Operations
Regulated operations revenues totaled $6.0 million as compared to $5.9 million in the third quarter of 2008. Adjusted EBITDA totaled $1.3 million for the third quarter of 2009, relatively unchanged from the prior year. Regulated operations has 11,300 local access lines at the end of the third quarter of 2009, a decrease of 300 access lines from the second quarter of 2009. As GCI rolls out more statewide wireless coverage further access line decreases are expected due to wireless substitution.

Other Items
During the third quarter of 2009 GCI’s capital expenditures totaled $31.5 million as compared to $29.7 million in the second quarter of 2009. For the nine months ended September 30, 2009, GCI capital expenditures total $85.6 million.

GCI will hold a conference call to discuss the quarter’s results on Thursday, November 5, 2009 beginning at 2 p.m. (Eastern). To access the briefing on November 5, call the conference operator between 1:50 p.m. and 2 p.m. (Eastern Time) at 888-316-9408 (International callers should dial 1-312-470-7175) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-925-1779, access code 7461 (International callers should dial 402-220-3079.)

GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which connects not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and villages throughout rural Alaska. GCI is in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	September 30,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$22,503	29,904

Receivables	133,405	113,136
Less allowance for doubtful receivables	5,757	2,582
Net receivables	127,648	110,554

Deferred income taxes	13,847	7,843
Inventories	8,111	7,085
Prepaid expenses	5,046	5,960
Investment securities	905	1,563
Other current assets	4,411	647
Total current assets	182,471	163,556

Property and equipment in service, net of depreciation	815,450	793,051
Construction in progress	30,026	54,098
Net property and equipment	845,476	847,149

Cable certificates	191,565	191,565
Goodwill	68,586	66,868
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	19,135	22,976
Deferred loan and senior notes costs, net of amortization	5,561	6,496
Other assets	20,413	10,724
Total other assets	331,227	324,596
Total assets	$1,359,174	1,335,301

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	September 30,	December 31,
Liabilities and Stockholders' Equity	2009	2008

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$13,215	12,857
Accounts payable	29,743	40,497
Deferred revenue	22,021	22,095
Accrued payroll and payroll related obligations	20,287	22,632
Accrued liabilities	10,203	11,043
Accrued interest	2,973	10,224
Subscriber deposits	1,507	1,262
Total current liabilities	99,949	120,610

Long-term debt	732,336	708,406
Obligations under capital leases, excluding current maturities	90,499	94,029
Obligation under capital lease due to related party, excluding current maturity	1,874	1,868
Deferred income taxes	98,713	86,187
Long-term deferred revenue	50,017	49,998
Other liabilities	16,940	15,288
Total liabilities	1,090,328	1,076,386

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 51,889 and 50,062 shares at September 30, 2009 and December 31, 2008, respectively; outstanding 51,615 and 49,593 shares at September 30, 2009 and December 31, 2008, respectively	150,885	151,262

Class B. Authorized 10,000 shares; issued 3,189 and 3,203 shares at September 30, 2009 and December 31, 2008, respectively; outstanding 3,189 and 3,201 shares at September 30, 2009 and December 31, 2008, respectively; convertible on a share-per-share basis into Class A common stock	2,687	2,706

Less cost of 274 and 469 Class A and Class B common shares held in treasury at September 30, 2009 and December 31, 2008, respectively	(2,349)	(2,462)

Paid-in capital	29,234	27,233
Retained earnings	88,389	80,176
Total stockholders' equity	268,846	258,915

Total liabilities and stockholders' equity	$1,359,174	1,335,301

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2009	2008	2009	2008

Revenues	150,816	151,660	448,301	428,795

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	50,167	50,401	145,372	154,160
Selling, general and administrative expenses	49,045	56,410	157,350	151,076
Depreciation and amortization expense	30,874	28,869	92,778	83,820
Operating income	20,730	15,980	52,801	39,739

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(13,176)	(14,134)	(39,096)	(34,820)
Interest income	49	386	68	869
Other expense, net	(13,127)	(13,748)	(39,028)	(33,951)

Income before income tax expense	7,603	2,232	13,773	5,788

Income tax expense	3,267	1,548	6,519	4,758

Net income	4,336	684	7,254	1,030

Net (income) loss attributable to the non-controlling interest	-	(419)	-	1,503

Net income attributable to General Communication, Inc.	4,336	265	7,254	2,533

Basic net income per common share	0.08	0.01	0.14	0.05
Diluted net income per common share	0.08	0.00	0.13	0.05

Common shares used to calculate basic EPS	53,315	52,371	52,902	52,317

Common shares used to calculate diluted EPS	53,828	53,318	53,457	52,986

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2009						Third Quarter 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$12,487	12,197	7,688	-	6,037	38,409	11,582	19,671	7,597	-	5,938	44,788
Video	27,612	-	2,320	-	-	29,932	26,241	-	2,999	-	-	29,240
Data	12,726	14,876	15,801	11,715	-	55,118	10,745	18,148	18,140	10,293	-	57,326
Wireless	22,196	3,190	1,971	-	-	27,357	17,917	959	1,430	-	-	20,306
Total	75,021	30,263	27,780	11,715	6,037	150,816	66,485	38,778	30,166	10,293	5,938	151,660

Cost of goods sold (exclusive of depreciation and amortization)	24,686	7,536	13,310	2,893	1,742	50,167	20,574	10,501	15,283	2,651	1,392	50,401

Contribution	50,335	22,727	14,470	8,822	4,295	100,649	45,911	28,277	14,883	7,642	4,546	101,259

Less SG&A	26,547	8,255	8,090	3,157	2,996	49,045	28,794	11,398	9,356	3,636	3,226	56,410
Add other income (expense)	-	-	-	-	-	-	(184)	(164)	(71)	-	-	(419)
EBITDA	23,788	14,472	6,380	5,665	1,299	51,604	16,933	16,715	5,456	4,006	1,320	44,430

Add share-based compensation	(554)	(388)	(226)	(164)	-	(1,332)	1,075	920	488	211	-	2,694
Add non-cash contribution	-	-	-	-	-	-	267	234	101	38	-	640
Adjusted EBITDA	$23,234	14,084	6,154	5,501	1,299	50,272	18,275	17,869	6,045	4,255	1,320	47,764

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2009						Second Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$12,487	12,197	7,688	-	6,037	38,409	12,988	13,444	7,701	-	6,368	40,501
Video	27,612	-	2,320	-	-	29,932	27,132	-	2,221	-	-	29,353
Data	12,726	14,876	15,801	11,715	-	55,118	12,166	16,073	15,409	10,998	-	54,646
Wireless	22,196	3,190	1,971	-	-	27,357	21,113	1,603	1,580	-	-	24,296
Total	75,021	30,263	27,780	11,715	6,037	150,816	73,399	31,120	26,911	10,998	6,368	148,796

Cost of goods sold (exclusive of depreciation and amortization)	24,686	7,536	13,310	2,893	1,742	50,167	24,011	6,556	12,977	2,357	1,447	47,348

Contribution	50,335	22,727	14,470	8,822	4,295	100,649	49,388	24,564	13,934	8,641	4,921	101,448

Less SG&A	26,547	8,255	8,090	3,157	2,996	49,045	27,740	9,370	8,600	3,411	2,598	51,719
Add other income (expense)	-	-	-	-	-	-	-	-	-	-	-	-
EBITDA	23,788	14,472	6,380	5,665	1,299	51,604	21,648	15,194	5,334	5,230	2,323	49,729

Add share-based compensation	(554)	(388)	(226)	(164)	-	(1,332)	607	452	246	122	-	1,427
Add non-cash contribution	-	-	-	-	-	-	37	25	12	6	-	80
Adjusted EBITDA	$23,234	14,084	6,154	5,501	1,299	50,272	22,292	15,671	5,592	5,358	2,323	51,236

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30, 2009						Nine Months Ended September 30, 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$39,390	39,975	23,373	-	18,574	121,312	35,560	64,826	22,091	-	7,817	130,294
Video	82,114	-	6,591	-	-	88,705	77,556	-	6,968	-	-	84,524
Data	36,654	48,903	47,725	33,323	-	166,605	31,227	52,975	50,933	26,953	-	162,088
Wireless	60,981	5,704	4,994	-	-	71,679	45,638	2,042	4,209	-	-	51,889
Total	219,139	94,582	82,683	33,323	18,574	448,301	189,981	119,843	84,201	26,953	7,817	428,795

Cost of goods sold (exclusive of depreciation and amortization)	72,100	20,776	39,642	7,939	4,915	145,372	68,964	32,285	43,266	7,955	1,690	154,160

Contribution	147,039	73,806	43,041	25,384	13,659	302,929	121,017	87,558	40,935	18,998	6,127	274,635

Less SG&A	83,772	27,900	26,413	10,760	8,505	157,350	80,201	30,564	26,279	9,584	4,448	151,076
Add other income (expense)	-	-	-	-	-	-	660	591	252	-	-	1,503
EBITDA	63,267	45,906	16,628	14,624	5,154	145,579	41,476	57,585	14,908	9,414	1,679	125,062

Add share-based compensation	817	617	346	117	-	1,897	2,209	1,863	1,057	418	-	5,547
Add non-cash contribution	220	151	73	36	-	480	267	234	101	38	-	640
Adjusted EBITDA	$64,304	46,674	17,047	14,777	5,154	147,956	43,952	59,682	16,066	9,870	1,679	131,249

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				September 30, 2009		September 30, 2009
				as compared to		as compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2009	2008	2009	2008	2009	2008	2009
Consumer
Voice
Long-distance subscribers	89,900	89,300	88,600	600	1,300	0.7%	1.5%
Total local access lines in service	82,700	79,200	81,200	3,500	1,500	4.4%	1.8%
Local access lines in service on GCI facilities	72,700	64,300	70,300	8,400	2,400	13.1%	3.4%

Video
Basic subscribers	129,600	131,200	129,700	(1,600)	(100)	-1.2%	-0.1%
Digital programming tier subscribers	77,600	70,100	76,200	7,500	1,400	10.7%	1.8%
HD/DVR converter boxes	77,000	62,900	74,400	14,100	2,600	22.4%	3.5%
Homes passed	231,400	227,400	230,400	4,000	1,000	1.8%	0.4%

Data
Cable modem subscribers	97,900	92,100	94,900	5,800	3,000	6.3%	3.2%

Wireless
Wireless lines in service	109,900	81,200	103,600	28,700	6,300	35.3%	6.1%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,800	1,700	(100)	-	-5.6%	0.0%

Commercial
Voice:
Long-distance subscribers	9,700	10,200	9,600	(500)	100	-4.9%	1.0%
Total local access lines in service	47,300	46,200	47,300	1,100	-	2.4%	0.0%
Local access lines in service on GCI facilities	19,000	17,900	18,400	1,100	600	6.1%	3.3%

Video
Hotels and mini-headend subscribers	18,000	15,000	20,300	3,000	(2,300)	20.0%	-11.3%
Basic subscribers	1,700	2,000	1,700	(300)	-	-15.0%	0.0%
Total basic subscribers	19,700	17,000	22,000	2,700	(2,300)	15.9%	-10.5%

Data
Cable modem subscribers	10,600	9,000	10,400	1,600	200	17.8%	1.9%

Wireless
Wireless lines in service	10,100	6,900	8,900	3,200	1,200	46.4%	13.5%

Regulated Operations
Voice:
Total local access lines in service	11,300	12,300	11,600	(1,000)	(300)	-8.1%	-2.6%

				September 30, 2009		September 30, 2009
	Three Months Ended			as Compared to		as Compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2009	2008	2009	2008	2009	2008	2009
Consumer
Voice
Long-distance minutes carried (in millions)	28.0	31.2	28.3	(3.2)	(0.3)	-10.3%	-1.1%

Video
Average monthly gross revenue per subscriber	$70.95	$67.00	$69.59	$3.95	$1.36	5.9%	2.0%

Wireless
Average monthly gross revenue per subscriber	$59.03	$55.21	$57.88	$3.82	$1.15	6.9%	2.0%

Network Access Services
Voice
Long-distance minutes carried (in millions)	224.6	255.8	215.6	(31.2)	9.0	-12.2%	4.2%

Commercial
Voice:
Long-distance minutes carried (in millions)	30.6	33.3	31.8	(2.7)	(1.2)	-8.1%	-3.8%

Total
Long-distance minutes carried (in millions)	283.2	320.3	275.7	(37.1)	7.5	-11.6%	2.7%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
Net income attributable to General Communication, Inc.	$4.3	0.3	2.6
Net income attributable to the non-controlling interest	---	0.4	---
Net income	4.3	0.7	2.6
Income tax expense	3.3	1.5	2.7
Income before income tax expense	7.6	2.2	5.3

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	13.2	14.1	13.2
Interest income	(0.1)	(0.4)	---
Other expense, net	13.1	13.7	13.2

Operating income	20.7	15.9	18.5
Depreciation and amortization expense	30.9	28.9	31.2
Net income attributable to the non-controlling interest	---	(0.4)	---

EBITDA (Note 2)	51.6	44.4	49.7
Share-based compensation expense	(1.3)	2.7	1.4
Non-cash contribution adjustment	---	0.7	0.1
Adjusted EBITDA (Note 1)	$50.3	47.8	51.2

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Nine Months Ended
	September 30, 2009	September 30, 2008
Net income attributable to General Communication, Inc.	$7.3	2.5
Net income attributable to the non-controlling interest	---	(1.5)
Net income	7.3	1.0
Income tax expense	6.5	4.8
Income before income tax expense	13.8	5.8

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	39.0	34.8
Interest income	(0.1)	(0.8)
Other expense, net	38.9	34.0

Operating income	52.7	39.8
Depreciation and amortization expense	92.9	83.8
Net income attributable to the non-controlling interest	---	1.5

EBITDA (Note 2)	145.6	125.1
Share-based compensation expense	1.9	5.5
Non-cash contribution adjustment	0.5	0.6
Adjusted EBITDA (Note 1)	$148.0	131.2

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.